EXHIBIT 10.17

2004 Motorola Incentive Plan

Overview

The 2004 Motorola Incentive Plan (the “Plan”) has been established to retain employees through competitive rewards, attract premier talent, align individual efforts with business goals, and reward employees for strong business performance. The Plan is based on successive calendar-year performance periods commencing 1 January 2004 (each a “Plan Year”).

Eligibility

To be eligible to participate in this Plan, an employee must be:

•	A full-time or part-time Motorola employee;
•	In a Participating Organization and on the payroll of a Participating Country;
•	Not a participant in any other annual group incentive or bonus plan (e.g., sales commission plans, etc.); and
•	One of the following must also apply:
•	Active on a Motorola payroll as of the end of the Plan Year (countries may establish more restrictive eligibility requirements for terminating employees);
•	On a leave of absence as of the end of the Plan Year;
•	Retired from Motorola during the Plan Year while actively employed or from a leave of absence; or
•	Deceased during the Plan Year while actively employed or on a leave of absence.

Award Calculation

Awards will be calculated and paid after the close of each Plan Year on which the awards are based. The award amount will be based on Eligible Earnings, the Target Award %, and the Business and Individual Performance Factors, as follows:

Award	=	Eligible Earnings	x	Target Award %	x	Business Performance Factor	x	Individual Performance Factor

Eligible Earnings is defined below. Target Award %’s, Business Performance Factors and Individual Performance Factors for each Plan Year shall be determined by the Compensation and Leadership Committee of the Board of Directors (the “Compensation Committee”). Business Performance Factors shall be based on Operating Earnings, Operating Cash Flow, Revenue Growth, Quality and such other factors as may be determined by the Compensation Committee.

Administration

•	The Compensation Committee has the responsibility for this Plan and may delegate to the MIP Plan Committee (the “MIP Committee”) the authority to manage, administer, and interpret the terms of the Plan. Unless otherwise determined, the MIP Committee will consist of the Senior Human Resources Officer, a senior Compensation Officer, and a senior Finance Officer.

•	Any claims for payments under the Plan or any other matter relating to the Plan must be presented in writing to the MIP Committee within 60 days after the event that is the subject of the claim. The MIP Committee will then provide a response within 60 days, which response shall be final and binding.

General Provisions

•	Awards are subject to all applicable taxes and other required deductions.
•	The Plan will not be available to employees subject to the laws of any jurisdiction which prohibits any provisions of this Plan or in which tax or other business considerations make participation impracticable in the judgment of the MIP Committee.
•	This Plan does not constitute a guarantee of employment nor does it restrict Motorola’s rights to terminate employment at any time or for any reason
•	The Plan and any individual award is offered as a gratuitous award at the sole discretion of Motorola. The Plan does not create vested rights of any nature nor does it constitute a contract of employment or a contract of any other kind. The Plan does not create any customary concession or privilege to which there is any entitlement from year-to-year, except to the extent required under applicable law. Nothing in the Plan entitles an employee to any remuneration or benefits not set forth in the Plan nor does it restrict Motorola’s rights to increase or decrease the compensation of any employee, except as otherwise required under applicable law.
•	The awards shall not become a part of any employment condition, regular salary, remuneration package, contract or agreement, but shall remain gratuitous in all respects. Awards are not to be taken into account for determining overtime pay, severance pay, termination pay, pay in lieu of notice, or any other form of pay or compensation.
•	This Plan is provided at Motorola’s sole discretion and Motorola may modify or eliminate it at any time, prospectively or retroactively, without notice or obligation. In addition, there is no obligation to extend or establish a plan in subsequent years.
•	The Plan shall not be pre-funded. Motorola shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards.
•	Since employee retention is an important objective of this Plan and awards do not bear a precise arithmetic relationship to time worked within the calendar year or length of service with Motorola, employees who resign or are terminated for any reason prior to the end of the Plan Year other than death or retirement shall not receive a pro rata award.
•	The award for an employee who has died prior to the end of the Plan Year while actively employed or on a leave of absence will be paid to the decedent’s estate.
•	Awards for transferred, promoted or demoted employees will be calculated using the:
•	Target Award % applicable to the employee’s country and grade at the end of the Plan Year
•	Business Performance Factor prorated for the portion of the year the participant was in different Participating Organizations during the Plan Year.

Definitions

Eligible Earnings: The MIP Committee will determine Eligible Earnings for each country, consistent with their respective legal and practical requirements. The MIP Committee may determine inclusions and exclusions from Eligible Earnings as it deems appropriate and may vary its determinations by country.

Employee: a person in an employee-employer relationship with the Company whose base wage or base salary is processed for payment by the Company’s Payroll Department(s) and not by any other department of the Company (or by any other company). Exclusions include:

•	Any independent contractor, consultant, or individual performing services for the Company who has entered into an independent contractor or consultant agreement;
•	Any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for services;
•	Any person classified by the Company as a temporary or contract labor (such as black badges, brown badges, contractors, contract employees, job shoppers) regardless of the length of service; and
•	Any “leased employee” as defined in Section 414(n) of the U.S. Internal Revenue Code of 1986, as amended.

Retired: This Plan utilizes the definition of “retiree” that appears in the primary retirement plan covering the employee.

Operating Earnings: A measure of pre-tax profits, calculated according to Motorola’s financial standards and measured on an ongoing basis. In a general sense, Operating Earnings is Profit Before Tax, prior to expenses for net interest expense, foreign exchange gains or losses, and gains or losses on asset sales.

Operating Cash Flow: A measure of cash flow calculated according to Motorola’s financial standards, and measured on an as-reported basis.

Revenue Growth: A measure of net sales after discounts calculated according to Motorola’s financial standards, and measured on an as-reported basis.

Quality: A combination of measures of customer satisfaction, reliability, and cost of poor quality, as defined by Motorola senior leaders.